Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Global Experience Specialists, Inc., including its parent, subsidiary and affiliated companies (collectively, "Employer" or the “Company”) and Jay Altizer ("Executive"), (collectively referred to as the “Parties”) on the terms and conditions set forth below.

WHEREAS, the Company is undergoing a restructuring that will result in the elimination and/or consolidation of the functions of Executive’s position, and as a result Executive’s position with the Company will be eliminated as of May 11, 2020 (the “Separation Date”).  Executive’s employment with the Company will end as of that date;

WHEREAS, the Company desires to provide Executive with benefits to assist in the transition resulting from the end of Executive 's employment with the Company; and

WHERAS, Executive desires, in exchange for such benefits, to waive and release any and all claims that Executive may have against the Company.

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the Parties mutually agree as follows:

1.Effective Date.

A.As a result of the elimination and/or consolidation of Executive’s current position, Executive’s employment with the Company will end as of the Separation Date.

B.Effective Date Of Agreement.  This Agreement shall be effective as provided in the following acknowledgement:  Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act ("ADEA").  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA.  Executive also acknowledges that the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing, as required by the Older Workers' Benefit Protection Act, that:  (i) his waiver and release does not apply to any rights or claims that may arise after the Effective Date (defined below) of this Agreement; (ii) Executive should consult with an attorney prior to executing this Agreement; (iii) Executive has at least twenty-one (21) days from the Separation Date to consider this Agreement (although Executive may by his own choice execute this Agreement earlier); (iv) Executive has seven (7) days following the full execution of this Agreement by both of the Parties to revoke the Agreement; and (v) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Executive may revoke this Release only by giving the Company written notice of his revocation of this Release, to Derek Linde, the Company’s General Counsel, to be received by the Company by the close of business on the seventh (7th) day following Executive's execution of this Release.

2.Separation Benefits.

A.Provided that Executive complies with all terms and conditions set forth herein, pursuant to the terms of the Company’s Executive Officer Pay Continuation Policy (the “Policy”), the Company shall continue to pay Executive his salary (as it was on March 1, 2020) pursuant to the Company’s currently established pay schedule for a period of six (6) months from its most recent pay date (May 8, 2020).  Each such payment shall be less all customary and required withholdings and deductions.  In the event Executive secures alternative employment prior to the end of the 6-month period, the Company may, at its sole option, pay any remaining amount in a lump sum to Executive.  Executive agrees to provide immediate notice to the Company in writing upon securing such new employment.  Except as otherwise

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provided herein and in the Policy, Executive hereby agrees and acknowledges that he will not be entitled to any other payments from the Company, including but not limited to any payment for any bonus, commission, incentive, and/or other similar plan of the Company.  Executive further hereby acknowledges payment by separate check a lump sum payment, less any and all statutory deductions, for all earned but unused vacation pay accrued by Executive as of the Separation Date pursuant to Company policy.

B.In addition, the Company shall pay its usual and customary portion of up to six (6) months of Executive’s continued health insurance benefits at the same level of coverage elected by Executive as of the Separation Date.  However, Executive hereby agrees and acknowledges that the Company’s obligation to make any such payment(s) shall cease as of the date Executive secures health insurance benefits from any alternative source, including but not limited to potential future employment.

C.Executive’s eligibility to make contributions to the Company's 401(k) Program (also known as the “TRIM” plan), and the Company’s matching obligation(s) under the Program, will continue for six (6) months from the Separation Date.  Any distribution of TRIM funds for the Executive will be in accordance with the provisions of TRIM.  Executive’s participation in any other Company-sponsored perquisite programs will also cease as of the Separation Date.  Executive’s Short-Term Disability, Long-Term Disability, and Business Travel Accident insurance coverage will cease as of the Separation Date.

D.The Company further agrees to provide Executive with an additional lump sum payment of Twenty Thousand Dollars ($20,000.00) for Executive to utilize for outplacement services at Executive’s discretion.

E.Executive will further be entitled to a pro-rated payment pursuant to the Company’s Management Incentive Plan (“MIP”), if earned, subject to the MIP terms and conditions.

F.Furthermore, any restricted stock or any other long-term incentive, including but not limited to performance units, previously granted, if any, by the Company to Executive will be treated in accordance with the terms and conditions of the applicable agreement(s), including but not limited to the Company’s requirement to execute this Agreement, which is being requested by the Company.

G.The payment and provision of any payments and/or benefits provided herein shall be contingent upon Executive’s compliance with the covenants set forth in this Agreement.  Any breach of the covenants set forth in this Agreement will cause Executive to forfeit any right set forth in this Agreement regardless of the amount provided or paid prior to the date of the breach.  Executive will not be entitled to any of the payments and/or benefits provided herein until the occurrence of each of the following: (i) this Agreement is fully executed by the Parties hereto; (ii) this Agreement becomes effective as provided in paragraph 1, above, and (iii) Executive has complied with the covenant contained in Paragraph 6, below.

3.Acknowledgments.  Executive acknowledges that Executive would not otherwise be entitled to consideration in the full amount set forth above were it not for Executive’s covenants, promises, and releases set forth hereunder.  Executive further acknowledges and agrees that upon receiving the severance payment described above, Executive will have received all wages and other compensation or remuneration of any kind due or owed from the Company, including but not limited to all wages, overtime, or other wage premiums, bonuses, advances, vacation pay, severance pay, and any other incentive-based compensation or benefits to which Executive was or may become entitled or eligible.   Finally, Executive acknowledges that the Company has provided Executive with all notices, leaves and benefits to which he may have been entitled to under the Family and Medical Leave Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Right Act, WARN, and/or any and all state statutes regarding employee leave and related notices (including but not limited to those regarding medical leave, family leave, military leave, civic leave, etc.).

4.Releases.

A.Release by Executive.  Executive on his own individual behalf and on behalf of his respective predecessors, heirs, successors and assigns, hereby releases and forever discharges the

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Company, and each of the Company’s employees, shareholders, officers, directors, agents, attorneys, insurance carriers, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as "Released Parties"), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys' fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Executive had, now has or may claim to have had as of the Effective Date against the Released Parties (whether directly or indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys' fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or any legal restrictions on any of employer's right to terminate employees, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance, including but not limited to the following: the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; 42 U.S.C. 12101, et. seq.; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act, including but not limited to any state version thereof; the Civil Rights Act of 1991; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; the Sarbanes Oxley Act of 2002, 18 U.S.C. § 1514A et seq., the Lilly Ledbetter Fair Pay Act, Pub. L. No. 111-2, § 3 (2009), the Genetic Non-Discrimination Act, 42 U.S.C. § 2000ff, the Equal Pay Act, 29 U.S.C. § 206, the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Texas Payday Act; the Texas Human Rights Act; the Texas Minimum Wage Act; the Texas Labor Code, including but not limited to Chapter 21, et seq.; the Texas Health & Safety Code; Title 40 of the Texas Administrative Code; the Texas Workers’ Compensation Act, to the extent releasable under the law; and/or any other federal, state, city or local anti-discrimination and/or anti-harassment acts, state wage acts and non-interference or non-retaliation statutes, regulations, and all other claims.

B.Non-Releasable Claims.  Notwithstanding the foregoing, Executive’s release does not release any claims that Executive cannot lawfully waive, nor any claims that Executive may have in the future arising out of any breach of this Agreement by the Company.

5.Employment References.  Executive agrees to direct all reference requests to the Company’s Human Resources Department.  In response to any such inquiry, the Company shall make a reasonable effort to disclose no more than the following information: (i) dates of employment; (ii) last position held; and (iii) last wage or salary earned (confirmation of disclosed amounts only).

6.Covenant to Return Company Property.  Executive hereby represents and warrants that on or before the Separation Date, Executive will return to the Company all Company property and documents in his possession including, but not limited to: Company files, notes, records, computer equipment, peripheral and/or communication devices, electronic media containing computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, keys, and any other items provided to the Executive.

7.Non-Disclosure Covenants.  Executive acknowledges that during the course of his employment with the Company, Executive had access and was privy to Confidential Information (including trade secrets) important to the Company’s businesses.  Such Confidential Information includes, but is not limited to, matters of a technical nature such as methods, formulae, compositions, processes, discoveries, research projects, equipment, machines, inventions, computer programs/systems, and similar items, matters of a business nature such as information about the Company’s payroll, costing, purchasing, pricing, profits, markets, sales, customers, customer lists, sales materials, pricing information, business and marketing strategies, profit margins, customer preferences and requirements, records, memoranda, and company files, and matters pertaining to future developments, such as operational plans, business development, product ideas, future business strategies, and marketing.  Executive acknowledges that such Confidential Information constitutes trade secrets pursuant to applicable statutes, including the Uniform Trade Secrets Act as adopted by the state in which the Executive resides, that the Confidential information

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is worthy of protection, that the Confidential Information is the sole property of the Company, and that the covenants contained in this Agreement are a reasonable means to provide such protection.  Accordingly, Executive agrees that for so long as the pertinent information or data remains Confidential Information, Executive shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company.  Executive further acknowledges and agrees that any and all confidentiality agreements that Executive has previously entered into regarding the Company’s Confidential Information shall continue to remain in full force and effect and shall survive Executive’s separation of employment with the Company.  Executive finally acknowledges and agrees that the agreement that provides the most protection to the Company’s Confidential Information (whether this Agreement or any confidentiality agreement previously entered into by Executive) shall govern Executive’s duties not to divulge or make use of the Company’s Confidential Information.

Executive further agrees and acknowledges that he executed other agreements with that contain similar confidentiality/trade secret obligations.  Executive hereby agrees and acknowledges that those obligations remain in full force in effect, and nothing in this Agreement alters, amends, or changes Executive’s commitments set forth therein.

8.Confidentiality.  Executive agrees that he will keep the terms, amount, and fact of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Executive may make such disclosure to his immediate family and to his professional representatives (e.g., attorneys, accountants, auditors, and tax preparers) all of whom will be informed of and agree to be bound by this confidentiality clause.

9.Non-Disparagement.  The parties agree that they will not undertake any harassing or disparaging conduct directed at each other, and that they will refrain from making any negative, detracting, derogatory, and unfavorable statements about each other.  Executive further agrees and promises that he will not induce or incite claims of discrimination, wrongful discharge, claims involving wage/hour or employee notification laws, or any other claims against the Company by any other person.  The Company and Executive hereby agree and acknowledge, however, that the terms of this Paragraph 9 would not and do not prevent Executive from providing truthful information in response to a legal subpoena and/or other legal process.

10.Future Cooperation.  Executive agrees to cooperate with the Company and use his best efforts in responding to all reasonable requests by the Company for assistance and advice relating to matters and procedures in which Executive was involved or which Executive managed or was responsible for while Executive was employed by the Company.  Executive further agrees to expressly resign from any and all offices and/or positions held by Executive with the Company as of the Separation Date, as well as cooperate with any and all public company filings reasonably requested by the Company and/or all such filings and announcements that the Company makes in its reasonable judgment.  The Company agrees and acknowledges that any resignation letter the Company requests that Executive sign shall not impact Executive’s rights and benefits pursuant to this Agreement.

11.Claims Involving the Company.  Executive represents that Executive has not instituted, filed or caused others to file or institute any charge, complaint or action against the Company.  Executive covenants that, to the full extent permitted by law, Executive will not file or institute complaint or action against the Company with respect to any matters arising before or on the date Executive signs this Agreement.  Executive will not recommend or suggest to any potential claimants or employees of the Company, or their attorneys or agents, that they initiate claims or lawsuits against the Company, and/or any of its subsidiaries, nor will Executive aid, assist, or cooperate with any claimants or employees of the Company or their attorneys or agents in any claims, proceedings, or lawsuits now pending or commenced in the future against the Company and/or its subsidiaries or affiliates.

12.Entire Agreement.  This Agreement embodies the entire agreement of all the Parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement, except

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for those agreements between Executive and the Company regarding and/or including provisions addressing confidentiality, non-competition/non-solicitation; any Patent and Trade Secret Agreements, Use of Company-Owned Computer Systems Agreements, Always Honest Agreements, and/or any other separate agreements regarding other benefits including but not limited to restricted stock, stock option, performance units, pensions, retiree benefits, etc., which will remain in full force and effect, it being understood that this Agreement is in addition to and not in substitution for the covenants and obligations contained in such agreements.  The Parties to this Agreement acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement, warranty, fact or circumstance, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties to this Agreement.  This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

13.Conflict of Terms.  In the event of any conflict or inconsistency between the terms and conditions of this Agreement and those of any Performance Unit or Restricted Stock agreement previously executed by Executive, the terms and conditions of any such Performance Unit or Restricted Stock agreement shall govern and control the rights and obligations of the Parties.

14.Costs and Attorney’s Fees. The Parties agree that in the event of the breach of any provision of this Agreement, the prevailing party shall pay all costs and attorney's fees incurred in conjunction with enforcement of this Agreement, to the extent permitted by law.

15.Governing Law.  Texas law shall govern the validity and interpretation of this Agreement, without regard to its choice of law principles

16.No Admission of Wrongdoing.  It is understood and agreed by the Parties that the promises, payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person.

17.Voluntary.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto.  The Parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

18.Newly Discovered Facts.  The Parties hereby acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believed to be true when they expressly agreed to assume the risk of the possible discovery of additional facts, and they agree that this Agreement will be and remain effective regardless of such additional or different facts.  The Parties expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

19.General Terms and Conditions.

A.	The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B.	This Agreement may be executed in two counterparts and via facsimile and/or email, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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C.

Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.  This Agreement shall not be construed in favor of one party or against the other.

D.

The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

E.

This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

20.Arbitration. Except to the extent that claims by the Company or Executive are for injunctive relief, any disputes, claims or difference of opinion between Executive and the Company (including all employees, directors, officers, partners or contractors of the Company) involving the formation of this Agreement, or the meaning, interpretation, or application of any provision of this Agreement, or any other dispute between Executive and the Company which relates to or arises out of or relates to the employment relationship or severance thereof between the parties, shall be settled exclusively by binding arbitration before one neutral arbitrator pursuant to the Employment Rules of the American Arbitration Association applicable to employment related disputes, and judgment on the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

Attestation

PLEASE READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE HEREBY STATES THAT, BEING OF LAWFUL AGE AND LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT, EXECUTIVE HAS SIGNED THIS AGREEMENT AS A FREE AND VOLUNTARY ACT AND BEFORE DOING SO EXECUTIVE HAS BECOME FULLY INFORMED OF ITS CONTENT BY READING THE SAME OR HAVING IT READ TO EXECUTIVE SO THAT EXECUTIVE FULLY UNDERSTANDS ITS CONTENT AND EFFECT.  OTHER THAN AS STATED HEREIN, THE PARTIES AGREE THAT NO PROMISE OR INDUCEMENT HAS BEEN OFFERED FOR THIS AGREEMENT AND THAT THE PARTIES ARE LEGALLY COMPETENT TO EXECUTE THE SAME.

EXECUTIVE FURTHER STATES THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN GIVEN SUFFICIENT OPPORTUNITY TO REVIEW THIS DOCUMENT WITH AN ATTORNEY BEFORE EXECUTING IT AND THAT EXECUTIVE HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

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Dated: May 22, 2020	GLOBAL EXPERIENCE SPECIALISTS, INC.

	By:	/s/ Steven W. Moster
	Title:	Chief Executive Officer

Dated: May 22, 2020		/s/ Jay Altizer
JAY ALTIZER

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